Exhibit 4.1

BYLAWS

September 7th, 2005

Société Anonyme à Conseil d’Administration (Limited Liability Company with a Board of

Directors) with a share capital of EUR 2,069,531,150

542 062 559 R.C.S. Paris

Head office : 16, rue de la Ville l’Evêque – 75008 Paris

BYLAWS

SECTION I

LEGAL FORM – CORPORATE NAME – CORPORATE PURPOSE

HEAD OFFICE - TERM

ARTICLE 1 – LEGAL FORM OF THE COMPANY

The company is a French Société Anonyme à Conseil d’Administration (Limited Liability Company with a Board of Directors). It is governed by current and future laws and regulations applicable to limited liability companies and by these bylaws.

ARTICLE 2 – CORPORATE NAME

The corporate name is Suez.

ARTICLE 3 – CORPORATE PURPOSE

The corporate purpose of the company is the management and development of its current and future assets, in all countries and by all means and, in particular :

a)	obtaining, purchasing, leasing and operating any and all concessions and companies involved in supplying towns with drinking or industrial water, the evacuation and treatment of waste water, drying and draining operations, irrigation and the development of all water transport, protection and storage structures.

b)	obtaining, purchasing, leasing and operating any and all selling and service activities to local public authorities and private individuals with respect to urban development and management of the environment.

c)	the design, development and performance of any and all projects and any and all public or private works on behalf of local public authorities and private individuals; the preparation and signing of any and all treaties, contracts and agreements relating to the performance of such projects and works.

d)	the acquisition of any and all shareholdings through the subscription, purchase, transfer, exchange or by any other means, of shares, interests, bonds and any and all other securities in companies already in existence or to be created.

e)	obtaining, purchasing, assigning, conceding and operating of all patents, licenses and processes.

f)	and, more generally, any and all industrial, commercial, financial, personal or real-estate transactions relating directly or indirectly to the corporate purpose or which are likely to favor and develop the business of the Company.

ARTICLE 4 – HEAD OFFICE

The head office of the company is located at 16, rue de la Ville l’Evêque Paris, 8th District.

ARTICLE 5 – TERM OF THE COMPANY

The company will expire on December 31, 2040, barring extension or early dissolution.

SECTION II

SHARE CAPITAL – SHARES - BONDS

ARTICLE 6 – SHARE CAPITAL

The share capital is EUR 2,069,531,150, made up of 1,034,765,575 shares of EUR 2 par value each.

ARTICLE 7 – FORM AND RECORDING OF SECURITIES – IDENTIFICATION OF HOLDERS – NOTIFICATIONS TO BE MADE TO THE COMPANY

1 - Form of securities

Fully paid-up shares may be held in registered or bearer form, at the option of the shareholder.

2- Recording of securities

Shares and all other securities issued by the company are recorded in shareholder accounts in accordance with applicable law and regulations.

Where the securities exist in paper form, the Board of Directors may grant powers to any person, including someone from outside the company, to sign such securities.

3 - Identification of securities

The company may request, at any time and in accordance with applicable law and regulations, the stock market clearing house to inform it of the name and, in the case of a corporate entity, the corporate name, nationality and address of holders of securities conferring immediate or future entitlement to vote at shareholder meetings, together with their individual shareholdings and, where appropriate, any restrictions attached to such shares.

4 - Mandatory notices to be made to the company

All private individuals and corporate bodies, acting alone or in concert, who acquire or cease to hold, directly or indirectly, a fraction of the share capital equal to or greater than 1% or a multiple thereof, up to 34% of the share capital, are required to inform the company, by registered mail with return receipt requested, within 15 days from the date on which this threshold was crossed, of the number of shares held directly, indirectly or in concert.

Failure to comply with the above requirement is penalized by cancellation of the voting rights attached to those shares exceeding the unreported fraction, at all shareholder meetings held during a two year period following notice thereof, where application of this sanction is requested by one or more shareholders holding at least 5% of the share capital of the company. This request is recorded in the minutes of the general meeting.

ARTICLE 8 – RIGHTS ATTACHED TO THE SHARES

Each share, irrespective of its class, confers entitlement to a percentage of the company’s assets and the liquidation premium equal to the fraction of the share capital which the share represents, taking account, where appropriate, of capital redeemed and not redeemed, fully paid-up and not fully paid-up.

All shares, of all classes, currently making-up the share capital or which will in the future, shall be grouped together for tax purposes. As such, all taxes and duties which, for whatever reason, fall due for certain shares only, as a result of the total or partial redemption of the par value of these shares, either during the term of the company or after its liquidation, shall be allocated against all shares making-up the share capital at the time of redemption, such that all current or future shares confer on their owners the same effective benefits and entitlement to receive the same net amount, taking account where applicable of the unredeemed par value of shares and the rights attached to the different classes of share.

Subject to legal provisions concerning voting rights at shareholder meetings and communication rights conferred on shareholders, shares are indivisible with regard to the company, such that joint holders of shares are represented at meetings by one of them or by a single representative, appointed by the courts in the event of disagreement.

Where it is necessary to hold several securities of a given type or a given class in order to exercise a right, particularly in the event of exchange or allotment of securities during a transaction such as a share capital reduction, share capital increase by capitalization of reserves, merger or other, isolated securities and securities of insufficient number do not confer any rights enforceable against the company and shareholders must personally organize the grouping and, potentially, the purchase or sale of the necessary number of securities.

ARTICLE 9 – PAYING-UP OF SHARES

The amount of shares issued as part of a share capital increase and to be paid up in cash is payable in accordance with the terms and conditions determined by the Board of Directors.

Calls for funds are brought to the attention of subscribers and holders of securities at least two months prior to the date set for each payment, by way of a notice printed in the journal of official legal announcements distributed in the area in which the head office are located.

All delays in payment of amounts due in respect of the unpaid-up amount of shares shall lead, ipso jure, and without the need for any legal procedures, to the payment of interest for each day late, calculated based on the legal interest rate plus three percentage points from the due date, without prejudice to any legal action which may be taken by the company against the defaulting holder and the enforcement measures provided for by law.

ARTICLE 10 – OTHER SECURITIES

The Ordinary General Meeting can decide to issue warrants and bonds, with potentially securities attached conferring entitlement, by all means, to debt securities, as well as the issue of all debt securities, or delegate the necessary powers to the Board of Directors to perform such issues and determine the terms and conditions.

The Extraordinary General Meeting can authorize, subject to applicable law and regulations, the issuance of all securities conferring entitlement, by conversion, exchange, redemption, presentation of a warrant or any other means, to the allotment of securities representing a share in the capital of the issuing company.

SECTION III

BOARD OF DIRECTORS

ARTICLE 11 – MEMBERS OF THE BOARD OF DIRECTORS

The company is managed by a Board made up of Directors appointed by Shareholder General Meetings.

Directors must number at least three and no more than eighteen. However, in the event of a merger, this maximum of eighteen may be exceeded in accordance with the terms and within the limits set by applicable law.

Directors are appointed, re-elected and removed in accordance with applicable law and regulations.

The term of office is set at four years. Nonetheless, a Director appointed to replace another Director whose term of office has not expired, shall only remain in office for the remaining period of the term of office of his predecessor.

Each Director is required to hold at least two thousand shares in the company.

The number of Directors having reached the age of 70 years may not, at any time, exceed one third of the total number of Directors in office. Where the number of Directors cannot be divided exactly by three, the result is rounded up.

Except in the event of termination of the employment contract, where the Director is a salaried employee, or in the event of resignation, removal or death, the term of office of a Director shall expire at the end of the Annual General Meeting of shareholders held to approve the financial statements for the fiscal year then ended and held in the year during which the term of office of the Director expires.

ARTICLE 12 – CHAIRMAN OF THE BOARD OF DIRECTORS

The Board of Directors elects a Chairman from among its members and, where it sees fit, one or several Vice-Chairmen.

Irrespective of the term for which they are conferred, the Chairman shall cease to perform his duties no later than the end of the Annual General Meeting of shareholders held to approve the financial statements for the fiscal year then ended and held in the year during which the Chairman reaches sixty-five years of age. However, the Board of Directors may, during the meeting following this General Meeting, on one or more occasions, extend this limit up to a maximum of five years.

Board meetings are chaired by the Chairman, or in his absence by the oldest Vice-Chairman present at the meeting, or failing this, a Director chosen by the Board at the beginning of the meeting.

The Chairman represents the Board of Directors. He organizes and directs the activities of the Board and reports thereon to shareholder meetings. He ensures the proper functioning of Company bodies and, in particular, that all directors are in a position to fulfil their duties.

ARTICLE 13 - DECISIONS OF THE BOARD OF DIRECTORS

The Chairman convenes directors to meetings of the Board, or where he is unable to do so, by a Vice-Chairman, either at the head office or any other location indicated in the notice of meeting. Where a meeting has not been called in over two months, a minimum of one-third of Directors may ask the Chairman to call a meeting to discuss a specific agenda. The Chief Executive Officer may also ask the Chairman to call a meeting of the Board of Directors to discuss a specific agenda.

Notice of meetings may be given by all means, including orally.

Decisions are made in accordance with the quorum and majority requirements provided for by applicable law. In the event of a split vote, the meeting Chairman has the power to cast the final deciding vote.

The Board appoints a secretary, who need not be a Director.

The Employee Works Council is represented at each Board meeting pursuant to the terms and conditions and in accordance with the procedures provided by applicable law.

Members of management may attend Board meetings at the request of the Chairman, where they act as consultants.

ARTICLE 14 - MINUTES

The decisions of the Board of Directors are recorded in minutes prepared in a special register or on numbered separate sheets, in accordance with the terms of applicable law . These minutes bear the indications required by law and are signed by the Chairman of the meeting and at least one Director. Where the Chairman of the meeting cannot sign them, the minutes are signed by at least two Directors.

Copies or extracts of the minutes are certified either by the Chairman of the Board of Directors, the Chief Executive Officer, an Executive Vice-President, a Director temporary appointed to the office of Chairman or by a representative authorized for such purpose.

ARTICLE 15 – POWERS OF THE BOARD OF DIRECTORS

The Board of Directors determines the strategic direction of Company activities and ensures its implementation. It considers all issues concerning the proper functioning of the Company and settles all matters relating thereto, within the scope of the corporate purpose and subject to those powers expressly granted by law to shareholder meetings.

The Board of Directors performs all controls and verifications it considers appropriate. Each Director receives all information necessary to the performance of his duties and may request any documents he or she considers necessary.

ARTICLE 16 – COMMITTEES

The Board of Directors can decide to set up committees responsible for studying issues presented by the Board or its Chairman for review. It determines the members and assignments of the committees, which exercise their activities under its responsibility.

The Board of Directors determines, where appropriate, the compensation of committee members, recorded in the income statement as overhead expenses.

ARTICLE 17 – DIRECTORS’ COMPENSATION

The General Meeting may allocate to the Board of Directors, in respect of directors’ fees, a fixed annual sum the amount of which shall remain unchanged until a subsequent decision to the contrary has been made.

Exceptional compensation may also be allocated to Directors by the Board of Directors, in cases and in accordance with specific conditions provided by law.

SECTION IV

GENERAL MANAGEMENT

ARTICLE 18 – GENERAL MANAGEMENT

The general management of the Company is assumed by either the Chairman of the Board of Directors or another individual appointed by the Board of Directors and bearing the title of Chief Executive Officer. Board of Directors’ decisions regarding the choice between these two general management approaches are made in accordance with these bylaws.

Shareholders and third parties are informed of this choice in accordance with the terms and conditions set by Council of State Decree.

The Chief Executive Officer is invested with the widest possible powers to act in all circumstances in the name of the Company. He exercises these powers within the scope of the corporate purpose and subject to those powers expressly granted by law to shareholder meetings or the Board of Directors.

Irrespective of the term for which such powers are conferred, the duties of Chief Executive Officer shall cease no later than the end of the Annual General Meeting of Shareholders held to approve the financial statements of the fiscal year then ended and held in the year in which the Chief Executive Officer reaches sixty-five years of age. However the Board of Directors can decide to extend such duties, on one or several occasions, up to a maximum of three years.

Where the Chief Executive Officer is a Director, the duration of his duties may not exceed that of his term of office as Director.

Where general management of the Company is assumed by the Chairman of the Board of Directors, the requirements of the bylaws and legislation relating to the Chief Executive Officer apply to him.”

ARTICLE 19 – EXECUTIVE VICE-PRESIDENTS

On the recommendation of the Chief Executive Officer, the Board of Directors can appoint one or several Executive Vice-Presidents up to a maximum of five.

Where an Executive Vice-President is a Director, the duration of his duties may not exceed that of his term of office as Director.

Irrespective of the term for which such powers are conferred, the duties of Executive Vice-President shall cease no later than the end of the Annual General Meeting of Shareholders held to approve the financial statements of the fiscal year then ended and held in the year in which the Executive Vice-President reaches sixty-five years of age. However the Board of Directors can, on the recommendation of the Chief Executive Officer, decide to extend such duties, on one or several occasions, up to a maximum of three years.

With the approval of the Chief Executive Officer, the Board of Directors determines the extent and duration of powers delegated to Executive Vice-Presidents, who, nonetheless, have the same powers as the Chief Executive Officer in their dealings with third parties.

ARTICLE 20 – OBSERVERS

The Ordinary General Meeting can appoint to the company one or several observers selected from among shareholders or elsewhere. Observers are appointed for a term of four years. This term expires at the end of the Annual General Meeting held to approve the financial statements of the fiscal year then ended and held in the year during which the term of office of the observer expires.

Observers can be reelected without limit; they may be removed from office at any time by a decision of the shareholders at a general meeting.

Observers may be appointed temporarily by the Board of Directors subject to ratification by the next General Meeting.

Observers are invited to attend Board of Directors’ meetings and act as consultants in the decision-making process.

SECTION V

AUDIT OF THE COMPANY

ARTICLE 21 - AUDITORS

The auditors and deputy auditors are appointed and perform their engagement in accordance with applicable law.

Their compensation is determined in accordance with applicable regulations.

SECTION VI

SHAREHOLDER MEETINGS

ARTICLE 22 - CATEGORIES – MAKE-UP

Shareholder General Meetings are considered to be “Extraordinary” when the decisions relate to a change in the bylaws and “Ordinary” in all other cases.

All shareholders, irrespective of the number of shares held, are entitled to attend meetings personally or be represented, on provision of proof of their identity and the number of securities held, either through their registration or the deposit, at the locations indicated in the notice of meeting, of a certificate from an intermediary stating that the shares held in the shareholder’s account shall be unavailable for transfer up to the date of the meeting; the period during which these formalities must be completed expires the day before the date of the shareholders’ meeting.

All shareholders may also, if permitted by the Board of Directors or its Chairman when the shareholders’ meeting is convened, attend the meeting by video conference or by electronic telecommunications means or remote transmission, subject to and in accordance with the terms and conditions set by applicable law and regulations. Such shareholders are considered present at the meeting when calculating quorum and majority requirements.

Shareholder meetings, regularly called and held, represent all shareholders.

All shareholders are bound by decisions of shareholder meetings made in accordance with applicable law and the bylaws.

ARTICLE 23 - MEETINGS

Shareholder meetings are convened and deliberate in accordance with the terms and conditions provided by law.

Meetings are held at the head office or at any other place in the same département (French administrative region).

The Chairman of the Board of Directors chairs meetings or, in his absence, by the oldest Vice-Chairman present at the meeting, or failing this, is a Director specially appointed for this purpose by the Board of Directors. Failing this again, the shareholders’ meeting appoints its own Chairman.

Minutes of the meeting are prepared and copies certified and filed in accordance with the law.

ARTICLE 24 – VOTING RIGHTS

The voting rights attached to shares are in proportion to the percentage of share capital they represent and each share carries entitlement to at least one vote.

Where shares are subject to beneficial ownership, the voting rights attached to these shares are exercised by the beneficial owner at Ordinary and Extraordinary General Meetings.

Double voting rights to those attached to other shares, in terms of the portion of share capital they represent, are attributed to all fully paid-up shares held in registered form for at least two years in the name of the same shareholder or of this shareholder and individuals whose rights he holds, either intestate or by virtue of a will, the division of marital property between spouses or inter vivos donation to a spouse or relative entitled to a share in the deceased ‘s estate.

In the event of an increase in share capital by capitalization of profits, reserves or additional paid-in capital, double voting rights shall be conferred, from issuance, on registered shares allotted for no consideration to shareholders in respect of existing shares which benefit from such rights.

Shareholders may vote by correspondence in accordance with the terms, conditions and procedures laid down by prevailing law and regulations. Shareholders may submit a proxy or correspondence voting form on paper or, subject to a decision by the Board of Directors published in the notice of meeting, by remote transmission, in accordance with the terms and conditions set by law and regulations.

SECTION VII

ANNUAL FINANCIAL STATEMENTS – APPROPRIATION OF EARNINGS

ARTICLE 25 – ANNUAL FINANCIAL STATEMENTS

The company fiscal year starts on January 1 and ends on December 31.

Distributable earnings consist of net income for the year, less where appropriate prior year losses, amounts to be allocated to legal reserves and all other amount to be taken to reserves pursuant to the law, plus retained earnings.

ARTICLE 26 - DIVIDENDS

The following amounts are deducted from distributable earnings :

1.	The amount necessary to pay shareholders an initial dividend equal to 5% of the fully paid-up and unredeemed value of their shares, without shareholders being entitled to claim payment of this dividend out of subsequent period profits, should profits of the period prove insufficient to cover this payment.

2.	Amounts that the General Meeting, on the proposal of the Board of Directors, decide to transfer to retained earnings or allocate to the creation of reserves or contingency funds for the purpose of total or partial redemption of Company shares.

Any residual distributable earnings, after the above deductions, shall be allocated equally to shareholders, pro rata to the par value of their shares, as an additional dividend.

The Annual General Meeting which is convened to approve the financial statements for the fiscal year, can grant shareholders, for all or part of the dividend or interim dividend distributed, the choice between receiving payment of the dividend or interim dividend in cash or in shares of the company, in accordance with applicable law and regulations.

The Ordinary General Meeting can, on the recommendation of the Board of Directors, decide for all distributions of profits or reserves, the allocation of negotiable securities in the company’s portfolio, with obligation for shareholders, where applicable, to perform the necessary groupings in order to receive the number of securities so allocated.

SECTION VIII

DISSOLUTION AND LIQUIDATION

ARTICLE 27

On the dissolution of the company, one or more liquidators shall be appointed by shareholders in a general meeting under quorum and majority requirements needed to hold Ordinary General Meetings.

The liquidator represents the company. He is invested with the widest possible powers to sell corporate assets, including by amicable settlement. He is authorized to pay creditors and distribute the residual available balance.

Shareholders in a general meeting can authorize the liquidator to honor contracts already in progress and enter into new contracts for the purposes of the liquidation.

Remaining net assets after repayment of the par value of shares is split between shareholders in the same proportion as their interest in the share capital of the company.

SECTION IX

DISPUTES

ARTICLE 28

All disputes arising during the term of the company or its liquidation, between the company and its shareholders or between shareholders themselves, regarding corporate matters, shall be decided by the appropriate French courts having jurisdiction over the area in which the head office is located.